UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2016

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-12991	64-0659571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi	38804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (662) 680-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

BancorpSouth Bank (the “Bank”), the wholly-owned subsidiary of BancorpSouth, Inc. (the “Company”), and the United States Department of Justice (“DOJ”) and the Consumer Financial Protection Bureau (“CFPB”) have agreed to a settlement set forth in a consent order (the “Consent Order”) that has been jointly submitted to the United States District Court for the Northern District of Mississippi (the “District Court”). The Consent Order, which remains subject to the District Court’s approval and entry (the “Effective Date”), pertains to alleged violations of the Equal Credit Opportunity Act (the “ECOA”) and the Fair Housing Act (the “FHA”) including, among other things: (1) alleged redlining of majority-minority neighborhoods in the Memphis, Tennessee Metropolitan Statistical Area (“Memphis MSA”); (2) alleged discrimination against African-American applicants in the underwriting of certain mortgage loans; and (3) alleged discrimination against African-American borrowers in the pricing of certain mortgage loans (the “Allegations”). The Allegations arose from an investigation that began in 2014 and focused on the period between January 1, 2011 and December 31, 2013. The Consent Order will fully and finally resolve all claims by the DOJ and the CFPB arising to date against the Bank in respect of the Allegations.

In agreeing to the Consent Order, the Bank has not admitted any of the Allegations or to any liability. Rather, the settlement provides an opportunity for the Bank to avoid protracted litigation with the DOJ and the CFPB, and to instead devote additional resources to continue serving the communities in which it operates, including helping meet the credit needs of all borrowers in those communities. The Bank prohibits any act or practice that discriminates in any aspect of a residential real estate-related transaction in violation of the FHA or in any aspect of a credit transaction in violation of the ECOA. Nothing in the Consent Order prohibits the Bank from making acquisitions or opening branches.

Since late 2012, the Bank has implemented various measures to enhance its compliance management systems, reduce its fair lending risk, and increase its lending in minority areas. These steps, some of which formalized practices that have been in place for many years, include, but are not limited to: (1) appointing a Chief Fair Lending Officer in 2014 with responsibility over the Bank’s fair lending compliance program; (2) appointing a Community Development Lending Manager in 2015 with responsibility over meeting the needs of homebuyers in low-to-moderate income and minority communities, and hiring 16 additional community development mortgage specialists beginning in 2015; (3) introducing a low down-payment credit product in 2015; (4) monitoring pricing and underwriting outcomes on a quarterly basis, which the Bank has done since 2011; and (5) hiring a new Chief Executive Officer, President, General Counsel, Mortgage Department President, and Chief Banking Officer and Director of Community Lending during the years 2012 to 2016.

The Board of Directors of the Bank will establish a Special Compliance Committee (the “Committee”), which will be tasked with monitoring the Bank’s ongoing responsibilities under the Consent Order. The Committee will report directly to the Bank’s Board of Directors.

External Measures

Under the Consent Order, the Bank will pay a civil money penalty to the CFPB of approximately $3.0 million. In addition, the Bank has agreed to deposit approximately $2.8 million into an interest-bearing escrow account. A settlement administrator appointed by the Bank, subject to the non-objection of the DOJ and the CFPB, will disburse the escrowed funds to specifically identified individuals. The Bank will also contribute $4.0 million to provide residential loans to certain applicants in the Memphis MSA on a more affordable basis than the Bank otherwise makes available (the “Loan Subsidy Program”). In the first quarter of 2016, the Bank reserved $13.8 million to cover costs related to the matter.

To continue its efforts to increase credit access to eligible individuals in the Memphis MSA, the Bank will complete a credit needs assessment (the “CNA”) to review, among other things, the residential lending needs in majority-minority neighborhoods in the Memphis MSA and identify how the Bank’s lending operations might be revised to facilitate an increase in residential lending in the area. The Bank will expand its physical presence through the addition of at least one branch or mortgage loan production office (the “Location”) in the Memphis MSA. The Location will be the Bank’s second recent expansion in the Memphis MSA, along with its November 16, 2015 opening of a full-service branch near downtown Memphis, Tennessee in a majority-minority neighborhood.

For the duration of the Consent Order, the Bank will also maintain, at a minimum, a Community Reinvestment Act assessment area (the “CRA Assessment Area”) for the Memphis MSA that will include Tipton, Shelby, Fayette, DeSoto, and Tate Counties, which were the Counties included in the Bank’s Memphis MSA as of January 2013. While the Bank currently has no plans to further expand the CRA Assessment Area within the Memphis MSA, the Consent Order permits the Bank to do so in its discretion, subject to prior written notice to the DOJ and the CFPB.

To reinforce its longstanding commitment to assist eligible borrowers with meeting their credit needs, the Bank will invite certain applicants who were previously declined to reapply for a residential loan product of their choosing with a reduced interest rate or the equivalent of the value of a reduced interest rate. The Bank will review such applications using its current underwriting criteria. For any subsequently denied application, the Bank will provide the DOJ and the CFPB specific reasons for the denial and, if requested, a copy of the loan application file.

The Bank currently spends millions of dollars on advertising, a significant portion of which is for marketing in the Memphis market. As part of the Settlement Agreement, the Bank has committed to spend a minimum of $100,000 per year on a targeted advertising and outreach campaign to generate applications for residential loans from qualified residents in majority-minority and high minority neighborhoods in the Memphis MSA. The advertising campaign will consider the result of the CNA and will advertise the Loan Subsidy Program. The Bank will also conduct or sponsor at least four outreach programs per year to real estate brokers and agents, developers, and public or private entities engaged in the mortgage loan related business in majority-minority neighborhoods in the Memphis MSA during the term of the Consent Order.

During 2015, the Bank provided financial literacy training to more than 5,000 residents in the Memphis MSA. The Bank will continue to provide financial literacy training to residents of the Memphis MSA. In addition, the Bank, or an agreed-upon designee, will partner with one or more community-based organizations or governmental organizations that provide credit, financial education, homeownership counseling, credit repair, and/or foreclosure-prevention services to residents of majority-minority neighborhoods in the Memphis MSA. The Bank will spend at least $500,000 on these partnerships during the term of the Consent Order.

Internal Measures

Internally, the Bank maintains several long-standing programs and practices that promote its efforts to expand credit access to eligible borrowers in the Memphis MSA. These programs include: (1) providing fair lending training to employees and senior management who are substantially engaged in, and charged with overseeing, mortgage lending activities; and (2) maintaining rate sheets to promote continued uniformity in the pricing of mortgage loans originated by its Community Banking Department and following previously-established policies pertaining to when exceptions to such rates are permissible. The Bank is committed to continue such programs and to afford credit access to consumers in the Memphis MSA. This commitment includes:

(1)	hiring a third-party consultant, subject to the DOJ and the CFPB’s non-objection, to review and revise, if necessary, the Bank’s fair lending compliance management system related to mortgage lending;

(2)	enhancing the Bank’s written compliance plan, subject to the DOJ and the CFPB’s non-objection, that sets forth the actions that the Bank has previously taken, and will continue to take, to comply with the pricing and underwriting provisions of the Consent Order; and

(3)	enhancing the Bank’s quarterly fair lending statistical analyses with respect to rates and underwriting outcomes to include semi-annual analyses regarding whether disparities exist on the basis of race, at a minimum.

Duration of the Consent Order

The requirements of the Consent Order will be in effect as of the Effective Date and until the later of: (1) the DOJ and the CFPB’s non-objection to the Bank’s fourth annual report submitted pursuant to the Consent Order; (2) three months after the Bank submits a report to the DOJ and the CFPB demonstrating fulfillment of its obligation to invest all money required by the Consent Order; or (3) the date on which the branch or loan production office required to be established pursuant to the Consent Order has been operated by the Bank for three years. In addition, the parties may jointly request that the Consent Order be terminated at any time after the third anniversary of the Effective Date.

The foregoing description of the Consent Order does not purport to be complete and is qualified in its entirety by reference to the full text of the Consent Order, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference.

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On June 29, 2016, the Company issued a press release announcing that the Bank had entered into the Consent Order with the DOJ and the CFPB. A copy of the press release is attached as Exhibit 99.1 to this Report. The information included in the press release is considered to be “furnished” and not “filed” under the Securities Exchange Act of 1934.

With the settlement, the Bank will resume its efforts to obtain regulatory approvals necessary to complete its two pending mergers with Ouachita Bancshares Corp. and Central Community Corporation. These transactions are expected to close shortly after receiving all required regulatory approvals, although the Bank can provide no assurance that the mergers will close timely or at all.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Consent Order

Exhibit 99.1	News release issued on June 29, 2016 by BancorpSouth, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORPSOUTH, INC.

By:	/s/ Cathy S. Freeman
Cathy S. Freeman
Senior Executive Vice President and
Chief Administrative Officer

Date: June 29, 2016

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Consent Order

Exhibit 99.1	News release issued on June 29, 2016 by BancorpSouth, Inc.